Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2015 RESULTS
JASPER, IN (August 6, 2015) - Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider for high-quality, durable electronic products, today announced financial results for its fourth quarter and fiscal year ended June 30, 2015.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Amounts in Thousands, except EPS)	2015	2014	2015	2014
Net Sales	$201,126	$198,949	$819,350	$741,530
Operating Income	$9,050	$7,721	$36,355	$29,930
Adjusted Operating Income (non-GAAP)	$9,074	$9,152	$38,949	$26,877
Operating Income %	4.5%	3.9%	4.4%	4.0%
Adjusted Operating Income (non-GAAP) %	4.5%	4.6%	4.8%	3.6%
Net Income	$7,394	$5,359	$26,205	$24,613
Adjusted Net Income (non-GAAP)	$7,410	$6,790	$28,631	$23,548
Diluted EPS	$0.25	$0.18	$0.89	$0.84
Adjusted Diluted EPS (non-GAAP)	$0.25	$0.23	$0.97	$0.81

Donald D. Charron, Chairman and Chief Executive Officer, stated, “After three consecutive quarters of double-digit growth, we experienced some softness in our fourth quarter.  Overall, our book of business is relatively stable and we continue to work closely with our customers to understand their expected demand going forward.  We have set a mid-range goal of achieving $1 billion in annual sales in fiscal year 2018.  Our new business opportunities pipeline remains healthy and we will continue to work diligently to achieve that goal.”

Mr. Charron continued, “We were very pleased with our fiscal year 2015 results.  We grew our sales by over 10%, setting a new annual sales record while exceeding our operating income goal of 4%.  Our functional teams substantially completed the spin-off related actions necessary to physically separate the information technology systems and office facilities from Kimball International six months ahead of the original schedule.  Our operations teams remain focused on disciplined execution and, after our first eight months as a standalone public company, we continue to have good momentum going into fiscal year 2016.”
Fourth Quarter Fiscal Year 2015 Highlights:

•	Net sales increased 1% from the prior year fourth quarter.

•	Sales related to the exit of JCI were down $16.8 million compared to the same quarter last year.

•	Spin-off expenses in the current year fourth quarter were insignificant. Prior year fourth quarter spin-off costs were $1.4 million.

•	Cash flows provided by operating activities for the fourth quarter of fiscal year 2015 were $16.8 million.

•	Cash and cash equivalents at June 30, 2015 were $65.2 million.

•
Days sales outstanding, calculated as the average of monthly trade accounts and notes receivable divided by one day’s average net sales, was 61.6 days for the three months ended June 30, 2015 compared to 56.0 days for the three months ended June 30, 2014.

Fiscal Year 2015 Highlights:

•	Net sales increased 10% from the prior fiscal year.

•	Sales related to the exit of JCI were down $57.6 million compared to the prior year.

•	Spin-off expenses totaled $2.6 million and $2.2 million in fiscal years 2015 and 2014, respectively.

•	The prior fiscal year comparison includes $5.7 million of pre-tax income resulting from settlement proceeds related to two antitrust class action lawsuits of which the Company was a member.

•	Cash flows provided by operating activities for fiscal year 2015 were $28.1 million.

•	Capital expenditures were $36.9 million in fiscal year 2015 compared to $20.8 million in fiscal year 2014.

Kimball Electronics’ financial statements for fiscal year 2015 include an allocation of costs incurred by its former parent company through October 31, 2014, the completion date of the spin-off. As a result, the full year financial statements are not necessarily indicative of the complete future cost structure or expected future financial results of Kimball Electronics as an independent company.
Net Sales by Vertical Market:

	Three Months Ended
	June 30,
(Amounts in Millions)	2015	2014	Percent Change
Automotive	$79.2	$74.1	7%
Medical	58.0	56.5	3%
Industrial	44.9	50.7	(11)%
Public Safety	15.0	14.3	5%
Other	4.0	3.3	22%
Total Net Sales	$201.1	$198.9	1%

Outlook

•
The China automotive market is expecting to slow as evidenced by the recent lowering of the forecasted growth rate for auto sales in calendar year 2015 by China's Association of Automobile Manufacturers.

•
Given the slowing China automotive market, incremental costs related to the Romania greenfield start-up, and the ramp up of a significant new product introduction, management is maintaining its operating income goal of 4% for fiscal year 2016.

•	Capital expenditures, including capital related to the Romania greenfield start-up, for fiscal year 2016 are expected to be slightly higher than fiscal year 2015.

•	A new mid-range goal of $1 billion in net sales by fiscal year 2018 has been set by Management.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to fully realize the expected benefits of the completed spin-off, the global economic conditions, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Registration Statement filed on Form 10, as amended, and declared effective on October 7, 2014 and other filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of equity of the company. The non-GAAP financial measures contained herein include adjustments for spin-off expenses, settlement proceeds from lawsuits, and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the spin-off expenses, lawsuit income, and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	August 6, 2015
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	82939811

The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.

Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, and China, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2015 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2015		June 30, 2014
Net Sales	$201,126	100.0%	$198,949	100.0%
Cost of Sales	183,417	91.2%	180,868	90.9%
Gross Profit	17,709	8.8%	18,081	9.1%
Selling and Administrative Expenses	8,659	4.3%	10,360	5.2%
Operating Income	9,050	4.5%	7,721	3.9%
Other Income (Expense), net	(355)	(0.2)%	(378)	(0.2)%
Income Before Taxes on Income	8,695	4.3%	7,343	3.7%
Provision for Income Taxes	1,301	0.6%	1,984	1.0%
Net Income	$7,394	3.7%	$5,359	2.7%

Earnings Per Share of Common Stock:
Basic	$0.25		$0.18
Diluted	$0.25		$0.18

Average Number of Shares Outstanding:
Basic	29,172		29,143
Diluted	29,367		29,143

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2015		June 30, 2014
Net Sales	$819,350	100.0%	$741,530	100.0%
Cost of Sales	746,927	91.2%	680,534	91.8%
Gross Profit	72,423	8.8%	60,996	8.2%
Selling and Administrative Expenses	36,068	4.4%	36,352	4.9%
Other General Income	—	—%	(5,688)	(0.8)%
Restructuring Expense	—	—%	402	0.1%
Operating Income	36,355	4.4%	29,930	4.0%
Other Income (Expense), net	(1,584)	(0.2)%	312	0.1%
Income Before Taxes on Income	34,771	4.2%	30,242	4.1%
Provision for Income Taxes	8,566	1.0%	5,629	0.8%
Net Income	$26,205	3.2%	$24,613	3.3%

Earnings Per Share of Common Stock:
Basic	$0.90		$0.84
Diluted	$0.89		$0.84

Average Number of Shares Outstanding:
Basic	29,162		29,143
Diluted	29,388		29,143

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2015	2014
Net Cash Flow provided by Operating Activities	$28,064	$39,306
Net Cash Flow used for Investing Activities	(36,516)	(19,991)
Net Cash Flow provided by (used for) Financing Activities	50,172	(11,620)
Effect of Exchange Rate Change on Cash	(2,800)	141
Net Increase in Cash and Cash Equivalents	38,920	7,836
Cash and Cash Equivalents at Beginning of Year	26,260	18,424
Cash and Cash Equivalents at End of Year	$65,180	$26,260

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2015	June 30, 2014
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$65,180	$26,260
Receivables, net	139,892	128,425
Inventories	125,198	116,159
Prepaid expenses and other current assets	23,922	20,490
Property and Equipment, net	106,779	97,934
Goodwill	2,564	2,564
Other Intangible Assets, net	4,509	1,830
Other Assets	15,213	15,068
Total Assets	$483,257	$408,730

LIABILITIES AND SHARE OWNERS’ EQUITY
Accounts payable	$133,409	$119,853
Accrued expenses	26,545	26,602
Other	10,854	9,903
Share Owners’ Equity	312,449	252,372
Total Liabilities and Share Owners’ Equity	$483,257	$408,730

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses, Settlement Proceeds from Lawsuits, and Restructuring Charges
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
Kimball Electronics, Inc.	2015	2014	2015	2014
Operating Income, as reported	$9,050	$7,721	$36,355	$29,930
Add: Pre-tax Spin-off Expenses	24	1,431	2,594	2,233
Less: Pre-tax Settlement Proceeds from Lawsuits	—	—	—	5,688
Add: Pre-tax Restructuring Charges	—	—	—	402
Adjusted Operating Income	$9,074	$9,152	$38,949	$26,877

Net Income excluding Spin-off Expenses, Settlement Proceeds from Lawsuits, and Restructuring Charges
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
Kimball Electronics, Inc.	2015	2014	2015	2014
Net Income, as reported	$7,394	$5,359	$26,205	$24,613
Add: After-tax Spin-off Expenses	16	1,431	2,426	2,233
Less: After-tax Settlement Proceeds from Lawsuits	—	—	—	3,549
Add: After-tax Restructuring Charges	—	—	—	251
Adjusted Net Income	$7,410	$6,790	$28,631	$23,548

Diluted Earnings per Share excluding Spin-off Expenses, Settlement Proceeds from Lawsuits, and Restructuring Charges
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
Kimball Electronics, Inc.	2015	2014	2015	2014
Diluted Earnings per Share, as reported	$0.25	$0.18	$0.89	$0.84
Add: Impact of Spin-off Expenses	0.00	0.05	0.08	0.08
Less: Impact of Settlement Proceeds from Lawsuits	—	—	—	0.12
Add: Impact of Restructuring Charges	—	—	—	0.01
Adjusted Diluted Earnings per Share	$0.25	$0.23	$0.97	$0.81